UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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Healthcare Trust of America, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Promenade 16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 480.998.3478 www.htareit.com

April 30, 2012

Dear Stockholder:

On behalf of the Board of Directors, I invite you to attend the 2012 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. The meeting will be held on July 9, 2012 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254. We look forward to your attendance.

Attached are the Notice of Annual Meeting of Stockholders and proxy statement. They describe the formal business to be acted upon by the stockholders.

At the annual meeting, we will present a report on the status of our business, our portfolio of properties and other related matters. Our stockholders will have an opportunity to ask questions at the meeting.

Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2012 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the accompanying proxy card and returning it via fax to (781) 633-4036 or in the accompanying self-addressed postage-paid return envelope. You also may authorize your proxy via the internet at www.eproxy.com/hta or by telephone by dialing toll-free (866) 977-7699. Please follow the directions provided in the proxy statement to vote your shares. This will not prevent you from voting in person at the 2012 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2012 Annual Meeting of Stockholders.

YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

/s/ Scott D. Peters
Scott D. Peters Chief Executive Officer, President and Chairman

The Promenade 16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 480.998.3478

www.htareit.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD July 9, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on July 9, 2012 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, for the following purposes:

1.  Election of Directors.    To consider and vote upon the election of the six director nominees named in this proxy statement, each for a term of one year and until his successor is duly elected and qualifies;

2.  Ratification of Auditors.    To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.  Other Business.    To transact such other business as may properly come before the 2012 Annual Meeting of Stockholders and any postponement or adjournment thereof.

These items are discussed in the accompanying proxy statement. The proxy statement is made part of this notice. Our stockholders of record on April 16, 2012 are entitled to vote at the 2012 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. We reserve the right, in our sole discretion, to postpone or adjourn the 2012 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. The proxy solicitation materials are being mailed to stockholders on or about May 11, 2012.

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 9, 2012: The proxy statement, proxy card and 2011 annual report are available at www.eproxy.com/hta.

Please sign and date the accompanying proxy card and return it promptly by fax to (781) 633-4036 or in the accompanying self-addressed postage-paid return envelope, whether or not you plan to attend the meeting. You also may authorize a proxy electronically via the internet at www.eproxy.com/hta or by telephone by dialing toll-free (866) 977-7699. Instructions are included with the proxy card. Your vote is important to us and thus we urge you to submit your ballot early. You may revoke your proxy at any time prior to its exercise. If you attend the 2012 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously have returned your proxy card or authorized a proxy electronically or telephonically.

By Order of the Board of Directors,

/s/ Kellie S. Pruitt
Kellie S. Pruitt Secretary

April 30, 2012

HEALTHCARE TRUST OF AMERICA, INC.

The Promenade

16435 N. Scottsdale Road, Suite 320

Scottsdale, Arizona 85254

Telephone: (480) 998-3478

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Healthcare Trust of America, Inc., or HTA, for use in voting at the 2012 Annual Meeting of Stockholders, or the annual meeting, to be held on July 9, 2012 at 9:00 a.m. local time, at The Westin Kierland & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. The proxy solicitation materials are being mailed to stockholders on or about May 11, 2012.

The following questions and answers relate to the 2012 Annual Meeting of Stockholders.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote upon the following:

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the election of the six director nominees named in this proxy statement, each to hold office for a one-year term expiring at the 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualifies; and

•	the ratification of the appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Management will also report on our accomplishments to date, including our business and our portfolio of properties. Management will also respond to questions from stockholders. In addition, representatives of our independent registered public accounting firm are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from the stockholders.

What are the Board of Directors’ voting recommendations?

The Board of Directors recommends that you vote or authorize a proxy to vote your shares:

•	FOR all of the nominees named in this proxy statement for election as directors; and

•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2012.

What happens if additional proposals are presented at the annual meeting?

Other than the matters described in this proxy statement, we are not aware of any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares as they see fit on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on April 16, 2012, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date at the annual meeting, or any postponements or adjournments of the annual meeting. As of the record date, we had 229,925,866 shares of common stock issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held as of the record date.

What is the difference between a “record holder” and stockholder who holds stock in “street name”?

Shareholders of Record.    If your shares are registered in your name with our transfer agent, DST Systems, you are a shareholder of record with respect to those shares and these proxy materials were sent directly to you by Boston Financial Services.

Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” These proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

What are “routine” and “non-routine” matters and how are broker non-votes counted?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular non-routine proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. A broker or other nominee holding shares for a beneficial owner may generally vote on routine matters without receiving voting instructions. The election of nominees for the Board (Proposal No. 1) is considered a non-routine matter, and, therefore, a broker or nominee may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with such proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares on the election of directors. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2012 (Proposal No. 2) is considered a routine matter, and, therefore, a broker or nominee may vote shares held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with such proposal. Pursuant to Maryland law, broker non-votes and abstentions are not included in the determination of the shares of common stock voting on proposal 1, but are counted for quorum purposes.

What constitutes a quorum?

If a majority of all of the shares outstanding and entitled to vote on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present.

How do I authorize a proxy to vote my shares at the annual meeting?

You can authorize a proxy to vote your shares by mail, fax, telephone or internet, following the instructions set forth below and on the proxy card.

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Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed postage-paid return envelope. Completed proxy cards must be received by July 8, 2012.

•	Fax — Stockholders may authorize a proxy by completing the accompanying proxy card and faxing it to (781) 633-4036 until 5:00 p.m. Mountain Standard Time on July 8, 2012.

•	Telephone — Stockholders may authorize a proxy by telephone by dialing toll-free at (866) 977-7699 until 5:00 p.m. Mountain Standard Time on July 8, 2012.

•	Internet — Stockholders may authorize a proxy electronically using the internet at www.eproxy.com/hta until 5:00 p.m. Mountain Standard Time on July 8, 2012.

If you hold shares of our common stock in street name, you will need to follow the voting instructions provided by the institution that holds your shares.

Can I revoke my proxy after I return my proxy card or after I authorize a proxy by telephone or over the internet?

You may revoke your proxy at any time before the proxy is exercised at the annual meeting by:

•	delivering to our Secretary a written notice of revocation;

•	attending the annual meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);

•	returning a properly signed proxy card bearing a later date than your first proxy card (if received before the annual meeting); or

•	authorizing a later dated proxy using the telephone or internet (if received before the deadline for telephone or internet proxies).

If you hold shares of our common stock in street name, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the annual meeting?

Election of directors.    To elect a director nominee, the affirmative vote of a majority of the shares of our common stock present in person or by proxy at a meeting at which a quorum is present must be cast in favor of the nominee. This means that a director nominee needs to receive more votes for his election than withheld from or present but not voted in his election in order to be elected to the Board of Directors. Because of this requirement, “withhold” votes will have the effect of a vote against each nominee for director. Broker non-votes will be treated as not entitled to vote on this proposal and therefore will not affect the outcome. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he will continue to serve as a “holdover” director until his successor is duly elected and qualifies.

Ratification of auditors.    To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed to be a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.

How can I find the results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four business days after the annual meeting.

What happens if the meeting is postponed or adjourned?

Your proxy will still be effective and will be voted at the rescheduled annual meeting. You will still be able to change or revoke your proxy until it is voted.

Will my vote make a difference?

Yes! Your vote is needed to ensure that the proposals can be acted upon. Unlike most other public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present in person or by proxy at the annual meeting to constitute a quorum. AS A RESULT, YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder proxies. We encourage you to participate in the governance of HTA and welcome your attendance at the annual meeting.

Who will bear the costs of soliciting votes for the meeting?

HTA will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Boston Financial Data Services to assist us in connection with the solicitation of proxies for the annual meeting. We expect to pay approximately $200,000 for such services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

How do I get additional copies of SEC filings?

Copies of HTA’s financial reports, including its reports to the Securities and Exchange Commission, or the SEC, filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about our company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include information concerning possible or assumed future results of operations of our company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which our property investments are geographically concentrated;

•	use of proceeds of this offering;

•	retention of our senior management team;

•	financial stability and solvency of our tenants;

•	supply and demand for operating properties in the market areas in which we operate;

•	our ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	delays in liquidating defaulted mortgage loan investments;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in our credit facilities;

•	changes in our credit ratings;

•	our ability to remain qualified as a REIT; and

•	the risk factors set forth in our 2011 Annual Report on Form 10-K.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, us.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Background

The Board of Directors currently consists of six directors. Our bylaws provide for a minimum of three and a maximum of 15 directors and that our directors each serve a term of one year, but may be re-elected. The Board of Directors has nominated Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe, each for a term of office commencing on the date of the 2012 Annual Meeting of Stockholders and ending on the date of the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Each of Messrs. Peters, Blair, DeWald, Fix, Mathis and Wescombe currently serves as a member of the Board of Directors. The Board of Directors believes the nominees have played and will continue to play a vital role in our management and operations and the continued growth and success of our company.

Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR ALL NOMINEES” who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on the Board of Directors for a one-year term and until his successor is duly elected and qualifies. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or executive officers of HTA. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that such nominees have agreed to serve as our directors if elected.

Information about Director Nominees

Biographical Information

The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Name	Age	Position	Term of Office
Scott D. Peters	54	Chief Executive Officer, President and Chairman of the Board	Since 2006
W. Bradley Blair, II	68	Independent Director	Since 2006
Maurice J. DeWald	72	Independent Director	Since 2006
Warren D. Fix	73	Independent Director	Since 2006
Larry L. Mathis	68	Independent Director	Since 2007
Gary T. Wescombe	69	Independent Director	Since 2006

Scott D. Peters has served as our Chairman of the Board since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company, or Grubb & Ellis, our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis, from its formation in September 2006. Through its merger with GBE, Mr. Peters served as Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as Director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company’s Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (AMEX: PTX), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company (LSR) in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received his B.B.A. degree in Accounting and Finance from Kent State University.

W. Bradley Blair, II has served as an independent director of our company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (AMEX: PTX) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During such term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair earned a B.S. degree in Business from Indiana University in Bloomington, Indiana and his Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.

Maurice J. DeWald has served as an independent director of our company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a director of Targeted Medical Pharma, Inc., CNS Response, Inc. and Emmaus Holdings, Inc. and as non-executive Chairman of Integrated Healthcare Holdings, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors and the managing partner of the Orange County, Los Angeles, and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald holds a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Warren D. Fix has served as an independent director of our company since September 2006. Mr. Fix also serves as a director of First Financial Advisors, First Foundation Bank, Accel Networks, and CT Realty Investors. Until November of 2008, when he completed a process of dissolution, he served for five years as the chief executive officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and a development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, of The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his B.A. degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.

Larry L. Mathis has served as an independent director of our company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance, and strategy and is the author of The Mathis Maxims, Lessons in

Leadership. For over 35 years, Mr. Mathis has held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis is the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, including the last 14 years as Chief Executive Officer before his retirement in 1997. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives, and has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the Compensation Committee of Centerpulse, Inc., and from 2004 to present a member of the board and Chairman of the nominating and governance committee of Alexion Pharmaceuticals, Inc., both U.S. publicly traded companies. Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University and a M.A. degree in Health Administration from Washington University in St. Louis, Missouri.

Gary T. Wescombe has served as an independent director of our company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from San Jose State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.

Board Experience and Director Qualifications

Our Board of Directors has diverse and extensive knowledge and expertise in industries that are of particular importance to us, including the real estate and healthcare industries. This knowledge and experience includes acquiring, financing, developing, constructing, leasing, managing and disposing of both institutional and non-institutional commercial real estate. In addition, our Board of Directors has extensive and broad legal, auditing and accounting experience. Our Board of Directors has numerous years of hands-on and executive commercial real estate experience drawn from a wide range of disciplines. The Board of Directors has nominated each director to serve on the Board of Directors based on the unique skills he brings to the Board, as well as how such skills collectively enhance our Board of Directors. On an individual basis:

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Our Chairman, Mr. Peters, has over 25 years of experience in managing publicly traded REITs and brings insight into all aspects of our business due to both his current role and his history with our company. Mr. Peters also has substantial expertise in financial, accounting and real estate experience having previously served a variety of companies as Chief Financial Officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and launching of our company, as well as our current investment strategy.

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Mr. Blair provides broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 35 years, including over 10 years as Chief Executive Officer, president and Chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

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Mr. DeWald, based on his 30 year career with the international accounting and auditing firm of KPMG LLP, offers substantial expertise in accounting and finance. Mr. DeWald also has over 15 years of experience as a director of a number of companies in the healthcare, financial, banking and manufacturing sectors.

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Mr. Fix offers financial and management expertise, with particular industry knowledge in real estate, hospitality, agriculture and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors, for over 40 years.

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Mr. Mathis brings extensive experience in the healthcare industry, having held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States for over 35 years, including serving as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. He is the founding president and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, and has served as an executive consultant in the healthcare sector for over ten years.

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Mr. Wescombe provides expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young, LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

The Board of Directors recommends a vote “FOR ALL NOMINEES” named above for election as directors.

EXECUTIVE OFFICERS

The following table and biographical descriptions set forth information with respect to our executive officers:

Name	Age	Position	Term of Office
Scott D. Peters	54	Chief Executive Officer, President and Chairman of the Board	Since 2006
Kellie S. Pruitt	46	Chief Financial Officer, Secretary and Treasurer	Since 2009
Mark D. Engstrom	52	Executive Vice President — Acquisitions	Since 2009
Amanda L. Houghton	30	Executive Vice President — Asset Management	Since 2011

For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Information about Director Nominees” above.

Kellie S. Pruitt has served as our Chief Financial Officer since May 2010, as our Treasurer since April 2009, and as our Secretary since July 2009. She also served as our Chief Accounting Officer from January 2009 until May 2010, as our Assistant Secretary from March 2009 to July 2009, and as our Controller for a portion of January 2009. From September 2007 to December 2008, Ms. Pruitt served as the Vice President, Financial Reporting and Compliance, for Fender Musical Instruments Corporation. Prior to joining Fender Musical Instruments Corporation in 2007, Ms. Pruitt served as a senior manager at Deloitte & Touche LLP, from 1995 to 2007, serving both public and privately held companies primarily concentrated in the real estate and consumer business industries. She graduated from the University of Texas with a B.A. degree in Accounting and is a member of the AICPA. Ms. Pruitt is a Certified Public Accountant licensed in Arizona and Texas.

Mark D. Engstrom has served as our Executive Vice President — Acquisitions since July 2009. From February 2009 to July 2009, Mr. Engstrom served as our independent consultant providing acquisition and asset management support. Mr. Engstrom has 24 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom also served as a hospital administrator of Good Samaritan Hospitals from 1987 to 1995 and a vice president of PM Realty Group from 1995 to 1998. Mr. Engstrom graduated from Michigan State University with a B.A. degree in Pre-Law and Public Administration and a Masters Degree from the University of Minnesota in Hospital and Healthcare Administration.

Amanda L. Houghton has served as our Executive Vice President — Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton comes from a varied background with experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manger of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over 2 million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management, and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhauser Realty Investors in Irvine, California. Prior to Weyerhauser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton graduated from Southern Methodist University with a B.B.A in Finance and a B.A. in Public Policy. Ms. Houghton holds the Chartered Financial Analyst designation, was appointed to the NAIOP Medical and Life Sciences Forum and is a member of the CFA Institute and Commercial Real Estate Women (CREW).

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors held 16 meetings during the fiscal year ended December 31, 2011. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the total number of meetings held by all committees of the Board of Directors on which he served during the periods in which he served.

Board Leadership Structure

The Board of Directors believes it is important to select its Chairman and the company’s Chief Executive Officer in the manner it considers in the best interests of the company at any given point in time. The members of the Board of Directors possess considerable business experience and in-depth knowledge of the issues our company faces, and are therefore in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Board of Directors believes that the most effective leadership structure for the company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board and management and provides unified leadership for carrying out our strategic initiatives and business plans.

Director Attendance at Annual Stockholder Meetings

Although we have no policy with regard to attendance by the members of the Board of Directors at our annual stockholder meetings, we invite and encourage the members of the Board of Directors to attend our annual stockholder meetings to foster communication between stockholders and the Board of Directors.

Contacting the Board of Directors

Any stockholder who desires to contact members of the Board of Directors may do so by writing to: Healthcare Trust of America, Inc., Board of Directors, The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.

Director Independence

We have a six-member Board of Directors. Our charter provides that a majority of the directors must be “independent directors.” One of our directors, Scott D. Peters, is affiliated with us and we do not consider him to be an independent director. Our remaining directors qualify as “independent directors” as defined in our charter in compliance with the requirements of the NASAA Guidelines. As currently defined in our charter, the term “independent director” means:

“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”

Each of our independent directors would also qualify as independent under the rules of the NASDAQ and SEC rules. In addition, our Audit Committee members would qualify as independent under the NASDAQ’s rules applicable to Audit Committee members. However, our stock is not currently listed on the NASDAQ.

Risk Management

The Board of Directors and each of its committees play an important role in overseeing the management of our company’s risks. The Board regularly reviews our material risks and exposures, including operational, strategic, financial, legal and regulatory risks. Management is responsible for identifying the material risks facing our company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board of Directors and appropriate committees of our Board. Our Board of Directors, through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment and Risk Management Committees, provides Board level oversight of these risk management activities.

The Risk Management Committee has primary responsibility at the Board level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management and our independent auditors any significant risks or exposures faced by us, the steps management has taken to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Nominating and Corporate Governance Committee reviews the management of risks relating to compliance and our corporate governance policies, while the Investment Committee reviews acquisition and other investment-related risks.

Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these Board committees through the reports each committee delivers to the full Board following each of its regular committee meetings. In addition, members of management responsible for managing our risk formally report to the full Board regarding enterprise risk management annually and also provide informal updates periodically throughout the year to the full Board and to individual committees of the Board.

Committees of the Board of Directors

Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.

Audit Committee.    Our Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. Under our Audit Committee charter, the Audit Committee will always be comprised solely of independent directors. The Audit Committee is currently comprised of

Messrs. Blair, DeWald, Fix, Mathis and Wescombe, all of whom are independent directors. Mr. DeWald currently serves as the chairman and has been designated as the Audit Committee financial expert.

The Audit Committee has adopted a written charter under which it operates. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Audit Committee held nine meetings during the fiscal year ended December 31, 2011.

Compensation Committee.    The primary responsibilities of our Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our executive officers, prepare the report on executive compensation for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. In 2011 and 2012, the Compensation Committee engaged Towers Watson as its independent compensation consultant. In this capacity, Towers Watson reports directly to the Compensation Committee, and the Compensation Committee directs Towers Watson’s work. Towers Watson has provided the Compensation Committee with advice regarding Mr. Peters’ compensation, as well as compensation of other executive officers and non-employee directors in 2011 and 2012.

Under our Compensation Committee charter, the Compensation Committee will always be comprised solely of independent directors. The Compensation Committee is currently comprised of Messrs. Blair, DeWald, Fix and Wescombe, all of whom are independent directors. Mr. Wescombe currently serves as the chairman.

The Compensation Committee has adopted a written charter under which it operates. Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem necessary or advisable in its sole discretion. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Compensation Committee held seven meetings during the fiscal year ended December 31, 2011. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee’s primary purposes are to identify qualified individuals to become members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program. The Nominating and Corporate Governance Committee is currently comprised of Messrs. Blair, Fix and Mathis, all of whom are independent directors. Mr. Fix currently serves as the chairman.

The Nominating and Corporate Governance Committee has adopted a written charter under which it operates. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2011.

The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by stockholders. Recommendations should be delivered to: Healthcare Trust of America, Inc., Board of Directors, the Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected. Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not less than 120 days prior to any meeting at which directors are to be elected.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (1) be an individual of high character and integrity; (2) be accomplished in his or her respective field, with superior credentials and recognition; (3) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (4) have sufficient time available to devote to our affairs; (5) represent the long-term interests of our stockholders as a whole; and (6) represent a diversity of background and experience. We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board as a whole when identifying and selecting nominees for the Board of Directors.

Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Investment Committee.    Our Investment Committee’s primary function is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject proposed acquisitions that have a purchase price of less than $25 million, but does not have the authority to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also plays an active role in overseeing the management of our portfolio, including budgeting and asset management. The Investment Committee is currently comprised of Messrs. Blair, Fix, Peters and Wescombe. Messrs. Blair, Fix and Wescombe are independent directors. Mr. Blair currently serves as the chairman.

The Investment Committee has adopted a written charter under which it operates. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Investment Committee held ten meetings during the fiscal year ended December 31, 2011.

Risk Management Committee.    Our Risk Management Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our management team, general counsel and auditors: (1) material risks or exposures associated with the conduct of our business; (2) internal risk management systems management has implemented to identify, minimize, monitor or manage such risks or exposures; and (3) management’s policies and procedures for risk management. The Risk Management Committee is currently comprised of Messrs. Blair, DeWald and Mathis, all of whom are independent directors. Mr. Mathis currently serves as the chairman.

The Risk Management Committee has adopted a written charter under which it operates. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Risk Management Committee held four meetings during the fiscal year ended December 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2011 by the following individuals, whom we refer to as our named executive officers:

•	Scott D. Peters, Chief Executive Officer, President and Chairman of the Board;

•	Kellie S. Pruitt, Chief Financial Officer, Secretary and Treasurer;

•	Mark D. Engstrom, Executive Vice President — Acquisitions; and

•	Amanda L. Houghton, Executive Vice President — Asset Management.

Compensation Philosophy and Objectives

Our objective is to provide compensation packages that take into account the scope of the duties and responsibilities of each executive officer. Our executive compensation packages reflect the increased level of responsibilities and scope of duties for our executives attendant with our self-management model, the increase in the size of our company, and our focus on performance-based compensation. In addition, we strive to provide compensation that rewards the achievement of specific short-, medium- and long-term strategic goals, and aligns the interests of key employees with stockholders. The compensation paid to the executives is designed to achieve the right balance of incentives, appropriately reward our executives and maximize their performance over the long-term. We recognize the importance of our compensation system being properly aligned with our current business model and strategic plans.

Another key priority for us today and in the future is to attract, retain and motivate a top quality management team. In order to accomplish this objective, the compensation paid to our executives must be competitive in the marketplace.

In furtherance of these objectives, we refrain from using highly leveraged incentives that drive risky, short-term behavior. By rewarding short-, medium- and long-term performance, we are better positioned to achieve the ultimate objective of increasing stockholder value.

Ongoing Assessment of Compensation Program

The Compensation Committee and the Board of Directors review our compensation program to ensure it meets our primary objective — to reward demonstrated performance and to incentivize future performance by our management and Board of Directors, which is intended to result in added value to our company and our stockholders. The Compensation Committee and the Board of Directors as a whole recognize that an effective compensation structure is critical to our success now and in the future. A key element of this compensation review is to look at our company today as a self-managed entity and to take into account our future strategic direction and objectives, including potential stockholder value enhancement and liquidity events. Our compensation structure needs to be both competitive and focused on aligning the performance by our executives and employees with a fair reward system.

We recently determined that certain strategic business opportunities and initiatives should be undertaken and that our compensation programs need to be adjusted and amended to be consistent with changes in our corporate strategies, different timeframes, changes in scope of work, changes in the potential value and application of previously contemplated incentive programs, extraordinary performance and other factors. The Compensation Committee and Board of Directors are reviewing the existing compensation program to put performance incentives in place that are consistent with our strategic initiatives and the expected employee performance to achieve these initiatives. The Compensation Committee has engaged Towers Watson & Co. (“Tower Watson”), an independent compensation consultant, to assist and advise the Compensation Committee with this review. The Compensation Committee may also engage additional consultants as part of this process. After such review is completed, the Compensation Committee and our Board of Directors may make changes to the current compensation structure, including, without limitation, the establishment of performance compensation based on early and mid-range liquidity and other stockholder value enhancement actions and changes to the employee retention program discussed below.

Our Business and Performance

During 2011, we continued to execute our business plan, generate stockholder value and position our company for continued 2012 growth. We believe that our executive officers were instrumental in helping us to achieve these results.

Credit Transactions.    In May 2011, we increased our unsecured revolving credit facility to $575 million from $275 million and extended its maturity date from November 2013 to May 2014. In July 2011, we received investment grade credit ratings from two nationally recognized rating agencies. As of December 31, 2011, approximately 57% of our annualized base rent was derived from credit-rated quality tenants, with 38% having an investment grade credit rating as determined by a nationally recognized credit rating.

In March 2012, we successfully negotiated a new credit facility which replaced the existing credit facility. The new credit facility includes an unsecured revolving credit facility of $575 million and a term loan of $300 million. Subject to the terms of the agreement the credit facility may be increased by $175 million for a total principal amount of $1.05 billion. The new credit facility matures March 2016 and contains a one year extension option that may be exercised upon the satisfaction of certain conditions. This new credit facility decreased our funded borrowing costs by 60 basis points.

Acquisitions.    During 2011, we completed the acquisitions of six buildings for an aggregate purchase price of approximately $68 million. These acquisitions consist of 0.3 million square feet of GLA, with a weighted average acquisition-day occupancy rate of approximately 90%. Since January 1, 2012, we have completed three new portfolio acquisitions and expanded one of our existing portfolios through the purchase of an additional medical office building for an aggregate purchase price of $214 million. The acquisitions consist of 1.2 million square feet of GLA, with a weighted average acquisition-day occupancy rate of approximately 99.5%. These purchases increased our total portfolio value, based on purchase price, to $2.5 billion and our total portfolio GLA to approximately 12.4 million square feet.

In January 2012, we acquired a 203,000 square foot on-campus medical office building located in Novi, Michigan for approximately $51 million. This medical office building is connected directly to the Providence Park Hospital and was 98.5% leased as of the date of acquisition.

In January 2012, we acquired an additional 30,000 square foot building on our Camp Creek campus in Atlanta, Georgia for approximately $9 million. This acquisition represented the third building of three in our existing Camp Creek portfolio; the other two buildings comprising this portfolio were purchased in the second quarter of 2010. This building was approximately 96.4% leased as of the date of acquisition.

In March 2012, we acquired an office building in Pittsburgh, Pennsylvania for approximately $54 million. This 558,000 square foot, Class A office building was approximately 99.6% leased as of date of acquisition and anchored by Highmark, Inc. (Standard & Poor’s Rating Service rated A).

In March 2012, we acquired a 13 building portfolio from Steward Healthcare System in Boston, Massachusetts for approximately $100 million. The portfolio is 100% master leased on a triple net basis until 2024, and totals 372,000 square feet.

Our acquisitions were chosen for and are located in areas that continue to complement our existing overall portfolio. A significant portion of our acquisitions were identified and made available to us through direct sources with quality healthcare systems and owners. We believe this reflects the strength of our acquisition network and our relationships in the industry.

Balance Sheet.    In 2011, we continued to focus on maintaining a flexible balance sheet with low leverage levels. As of March 31, 2012, our $575 million unsecured credit facility is unused and we have drawn $200 million on our $300 million unsecured term loan. Given our low leverage position, this provides us with flexible capital capacity to continue to acquire quality medical office buildings consistent with our measured, strategic growth plans.

Equity Proceeds.    Under the follow-on offering that was launched on March 19, 2010, we raised approximately $216 million during 2011. On February 28, 2011, we terminated our follow-on offering, except for issuances pursuant to the DRIP. In aggregate, we have raised approximately $2.2 billion in equity proceeds since our inception, excluding proceeds associated with shares issued under the DRIP.

Asset Management.    Including the acquisitions that have occurred during the first three months of 2012, our total assets were $2.5 billion based on purchase price with approximately 12.4 million square feet of GLA as of March 31, 2012. Our geographically diverse portfolios consist of 245 medical office buildings, ten hospitals and nine skilled nursing facilities and assisted living facilities located in 26 states as of that date. We continue to focus on states that we have determined to be strategic based on demographic trends and projected demands for healthcare, such as Arizona, Texas, South Carolina, Indiana and Florida. We believe that the healthcare reform legislation enacted in 2010 builds upon the strong sector fundamentals with expanded coverage for individuals, increasing GDP spending, an aging population, and the continued demand for healthcare services.

During the year ended December 31, 2011, we transitioned a significant portion of our Indiana property portfolios to a regionally-focused property management platform with HTA-dedicated property management personnel. The addition of this market complemented the 34% of our overall portfolio that we had already been successfully managing with our asset management team. We believe such a platform provides us with the potential to reduce costs while enhancing our relationships with our hospital systems and physician tenants. Further, it allows us to improve the efficiency and effectiveness of property management and leasing.

Following the success experienced with transitioning our Indiana portfolios, based on cost savings and enhanced tenant relations, we have continued to transition locations during the first three months of 2012. As of March 31, 2012, we transitioned our South Carolina property portfolios and a significant portion of our Phoenix area portfolios. We will continue to transition other locations during 2012. Upon completion of these markets currently in transition, approximately 61% of our portfolio will be managed internally. We will continue to evaluate additional markets in which to expand our internal property management migration efforts in the future, based on concentration of properties.

Operational Performance.    For the year ended December 31, 2011, net income increased to $5.6 million from a loss of $7.9 million for the year ended December 31, 2010. Our asset management performance and acquisition performance allowed us to increase our funds from operations, or FFO, to $113.1 million during the year ended December 31, 2011. This represents a 60% increase from our FFO of $70.6 million for the year ended December 31, 2010. FFO is a non-GAAP financial measure. For a reconciliation of FFO to net income (loss), see reconciliation below.

The following is a reconciliation of FFO and normalized FFO to net income (loss) for the years ended December 31, 2011 and 2010:

	Years Ended December 31,
	2011	2010
Net income (loss)	$5,593,000	$(7,919,000)
Depreciation and amortization — consolidated properties	107,542,000	78,561,000

FFO	$113,135,000	$70,642,000

FFO per share — basic	$0.51	$0.43

FFO per share — diluted	$0.50	$0.43

Acquisition-related expenses	2,130,000	11,317,000
Transition-related expenses	—	8,400,000
Net change in fair value of derivative financial instruments	856,000	(6,095,000)
Lease termination fee revenue	(1,417,000)	(14,000)

Normalized FFO	$114,704,000	$84,250,000

Normalized FFO per share — basic and diluted	$0.51	$0.51

Weighted average common shares outstanding — basic	223,900,167	165,952,860
Weighted average common shares outstanding — diluted	224,391,553	165,952,860

How We Determine our Compensation Arrangements

The Compensation Committee reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In addition, the employment agreements of our named executive officers require that their base salary be reviewed by the Compensation Committee no less frequently than annually. In conducting these reviews in 2011, the Compensation Committee took into account, among other things, the following:

•	our financial performance and business achievements as discussed above under “Our Business and Performance” ;

•	the continued growth and productivity of our organization as a self-managed entity;

•	the substantial equity raised in our follow-on offering;

•	the quality of new acquisitions that we completed in the past year;

•	our increasing coverage of distributions with cash flow from operations;

•	our completion of significant credit transactions, including successfully increasing the capacity of our credit facility from an aggregate principal amount of $275 million to $575 million;

•	the achievement of our investment grade credit rating from two nationally recognized rating agencies;

•	our overall financial strength and growth;

•	our high degree of financial flexibility and capital capacity, which provides us the ability to continue to execute a prudent growth strategy; and

•

the anticipated added scope of work in 2012 and beyond as we explore strategic opportunities to benefit our stockholders. Our Compensation Committee’s independent consultant, Towers Watson, conducted a competitive market assessment of the compensation levels of each of our named executive officers compared to survey data from the 2009 NAREIT Compensation Survey, as well as a peer group consisting of the following companies:*

Healthcare Realty Trust Incorporated	Health Care REIT, Inc.
Omega Healthcare Investors, Inc.	Medical Properties Trust, Inc.
HCP, Inc.	Alexandria Real Estate Equities, Inc.
Nationwide Health Properties, Inc.	BioMed Realty Trust, Inc.
Ventas, Inc.	Brandywine Realty Trust

*  Companies reviewed from the 2009 NAREIT Compensation Survey included healthcare REITs of all sectors with total capitalization within a range of $3 billion to $6 billion. The peer group companies were selected, with input from Towers Watson, based on financial scope ($1 billion to $12 billion in assets and median assets of $3.6 billion), business segment (healthcare-related and office REITs) and structure (self-managed and publicly traded). In its market assessment, Towers Watson analyzed median and 75th percentile pay levels. For market pay comparisons, Towers Watson considers executives to be paid “competitively” and within the range of competitive practice if their: (i) base salary is within +/-10% of the competitive pay standard; (ii) total cash compensation is within +/-15% of the competitive pay standard; and (iii) total direct compensation is within +/-20% of the competitive pay standard.

Towers Watson found that total direct compensation (which consists of base salary, annual bonus and the grant-date value of long-term incentive awards as determined under generally accepted accounting principles) for our Chief Executive Officer is competitive at about the market median and that total direct compensation for our other named executive officers was below the median when compared to both the 2009 NAREIT Compensation Survey data and the proxy data available for the peer group at the time Towers Watson completed its review. As stated above, Towers Watson also reviewed competitive equity holdings and found that our named executive officers’ total equity holdings were low relative to current total equity holdings of named executive officers at our peer companies. Finally, Towers Watson reviewed the change-in-control severance protections afforded to our named executive officers and concluded that for the Chief Executive Officer, the current levels of severance benefits (if triggered) would be above competitive practice and for the other named executive officers, the current levels of severance benefits (if triggered) would be somewhat below competitive levels. The Compensation Committee uses this information as a reference point in making its compensation decisions, but does not benchmark to a particular percentile within the peer group or otherwise target any element of compensation at a particular level or quartile within the peer group.

The Role of Stockholder Say-on-Pay Votes.    We provide our stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our annual meeting of stockholders held in November 2011, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this result affirms stockholders’ support of our approach to executive compensation, and did not change its approach in making its executive compensation decisions after the 2011 annual meeting. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the named executive officers.

Consistent with the stockholder advisory vote on the frequency of advisory votes to approve named executive officer compensation held in 2011, we decided that we will include an advisory vote on the compensation of our named executive officers in the proxy materials for our future annual meetings of stockholders every three years until the next required vote on the frequency of future advisory votes on the compensation of our named executive officers. The next say-on-pay vote to approve the compensation of our named executive offices will occur no later than our annual meeting of stockholders in 2014. The next required vote on the frequency of advisory votes to approve named executive officer compensation will occur no later than our annual meeting of stockholders in 2017.

Employment Agreements.    We are party to an employment agreement with each of the named executive officers. In considering the appropriate terms of the employment agreements, the Compensation Committee focused on the increased duties and responsibilities of such individuals under self-management. Each of these executives has played and will continue to play a major role in hiring, supervising and overseeing our employees, the transition and implementation of self-management and the post-transition management of our company. In particular, as part of and as a result of this transition, the role of Mr. Peters, as our Chief Executive Officer and President, has been significantly expanded on a number of levels. Each of the employment agreements also specifies the payments and benefits to which the named executive officers may receive upon a termination of employment for specified reasons. For additional information regarding the potential severance payments to our named executive officers, see “Potential Payments Upon Termination or Change in Control” below.

Elements of our 2011 Compensation Program

During 2011, the key elements of compensation for our named executive officers were base salary, annual bonus and long- term equity incentive awards, as described in more detail below. In addition to these key elements, we also provide severance protection for our named executive officers, as discussed below.

Base Salary.    Base salary provides the fixed portion of compensation for our named executive officers and is intended to reward core competence in their role relative to skill, experience and contributions to us. The Compensation Committee reviewed the base salary levels for each of our named executive officers and, taking into account that the executives’ salary levels had each been increased during 2010 and its assessment of the market compensation data described above, determined that the base salary levels for Messrs. Peters and Engstrom and Ms. Pruitt would not be changed for 2011. In connection with entering into her employment agreement in March 2011, the Compensation Committee approved an initial annual base salary of $165,000 for Ms. Houghton in light of her experience and responsibilities with us and its assessment of competitive market pay levels. In January 2012, Ms. Houghton’s annual base salary was increased to $200,000 based on continued demonstrated performance and added scope of work commensurate with her promotion to Executive Vice President—Asset Management in December 2011.

Annual Bonus.    Annual bonuses are intended to reward and recognize contributions to our financial goals and achievement of individual objectives. Each of our named executive officers is eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee. Pursuant to the terms of their employment agreements, Mr. Peters’ maximum bonus is 200% of base salary, and Mr. Engstrom’s target bonus is 100% of base salary. (Mr. Peters did not have a “target” bonus amount.) In May 2010, the Compensation Committee increased Ms. Pruitt’s target bonus to 100% of her base salary based on its assessment of competitive pay levels and in order to better align her performance based compensation with her level of responsibilities and duties. Ms. Houghton’s target bonus under her employment agreement is 50% of her base salary.

In determining the bonuses to award to our named executive officers for 2011, the Compensation Committee considered our accomplishments during the year, as further described above under “Our Business and Performance,” as well as the individual performance of each executive. In assessing Mr. Peters’ performance, the

Compensation Committee, in consultation with Mr. Peters, developed a broad list of goals and objectives for him for 2011. In reviewing his performance at the end of the year, the Compensation Committee concluded that Mr. Peters accomplished, and in many cases, exceeded such goals and objectives, which included:

•	leading the expansion of the company, including growing our portfolio through the acquisition of quality, performing assets;

•	negotiating substantial and creative value-added transaction terms and conditions;

•	coordinating refinancing transactions during a time of significant dislocations in the credit markets;

•	maintaining a strong balance sheet;

•	successfully launching our follow-on offering;

•	recruiting and effectively supervising our employees;

•	implementing risk management procedures at all key levels of the company;

•	establishing and enhancing our relationships with commercial and investment banks;

•	maintaining and enhancing our “stockholder first,” performance-driven philosophy;

•	establishing our independent brand name as an asset to our company; and

•	facilitating an open and effective dialogue with our Board.

Based on its review, the Compensation Committee awarded Mr. Peters a bonus equivalent to 160% of his base salary, or 80% of his target bonus, based on its subjective assessment of his performance during the year. Such bonus was paid in January 2012.

In determining the bonus amounts for Mr. Engstrom, Ms. Pruitt, and Ms. Houghton, the Compensation Committee also took into account the recommendations of Mr. Peters and its subjective assessment of the performance of each executive during 2011. In the case of Mr. Engstrom, the Compensation Committee considered the quality of the acquisitions that Mr. Engstrom negotiated and completed and his management of our acquisitions team. In the case of Ms. Pruitt, the Compensation Committee considered Ms. Pruitt’s playing a key role in obtaining unsecured financing for the company and developing relationships with key commercial and investment banks, in successfully upsizing our unsecured credit facility, playing a key role in obtaining our investment grade credit ratings, as well as further developing our corporate office and infrastructure, building our accounting team and assisting in the coordination of ongoing stockholder value enhancement actions. In the case of Ms. Houghton, the Compensation Committee considered her exceptional performance with regard to managing our $2.3 billion portfolio, based on purchase price, as well as her key accomplishments during the year, including successfully beginning the transition to in-house property management in Indiana and several east coast markets, and building and coordinating our asset management team. The Compensation Committee considered Mr. Peters’ recommendations and approved bonuses for Mr. Engstrom and Ms. Pruitt at 66.7% of their respective target bonus amounts, and a bonus for Ms. Houghton at 90.9% of her target bonus amount. Such bonuses were paid in January 2012.

The Compensation Committee did not establish any specific financial performance targets or other objective performance criteria for purposes of determining the bonuses to be awarded to the named executive officers for 2011.

Long-Term Equity Incentive Awards.    Long-term equity incentive awards are an important element of our compensation program because these awards directly align the interests of our named executive officers with those of our stockholders and provide a strong retentive component to the executive’s compensation arrangement. In recent years, restricted stock has been the primary equity award vehicle offered to our named executive officers. Restricted stock has a number of attributes that makes it an attractive equity award for our named executive officers. The vesting schedule provides a retention element to their compensation package — if the executive voluntarily terminates employment, he or she will forfeit any unvested restricted stock. At the same time, the executive retains the attributes of stock ownership through voting rights and distributions. Given that there is no readily available market providing liquidity for our common shares, and in light of the limitation in our governing documents that poses an obstacle to our withholding shares from the restricted stock when it vests, the Compensation Committee designed Mr. Peters’ award so that he could elect to receive a portion of the value of the award in cash in order to satisfy his tax obligations.

In May 2010, our Board approved an employee retention program pursuant to which we have and will grant our executive officers and employees restricted shares of our common stock. The purpose of this program is to incentivize our executive officers and employees to remain with us for a minimum of three years, subject to meeting our performance standards. The board and the Compensation Committee determined that this program is consistent with our overall goal of hiring and retaining highly qualified employees. In determining the number of shares to grant under the program, the Compensation Committee reviews the grant practices of the peer group companies and generally grants to our named executive officers equity awards with a value that it determines is consistent with the equity grants provided by the peer group companies on an annual basis to similarly situated executives, while also taking into account the demonstrated performance of the executive to date, and expected ongoing performance and correlated added value to us in the future.

Pursuant to this program, on January 3, 2011, Mr. Peters, Ms. Pruitt, Mr. Engstrom, and Ms. Houghton received grants of 200,000, 80,000, 80,000, and 5,000 shares of restricted stock, respectively. Mr. Peters elected to receive a restricted cash award in lieu of 100,000 shares. On July 1, 2011, Mr. Peters received 60,000 restricted shares and a restricted cash award equal to $600,000, the stated value of the forgone restricted shares on the date of grant. The restricted shares and the restricted cash award granted to Mr. Peters on January 3, 2011 vested one-fourth upon grant, and the remaining shares and cash award will vest in installments on each of the first three anniversaries of the grant date, provided that he is employed by us on such date. The restricted shares and restricted cash award granted to Mr. Peters on July 1, 2011 vested one-half upon grant, and the remaining shares and cash award will vest on the first anniversary of the grant date, provided he is employed by us on such date. All of the shares granted to Mses. Pruitt and Houghton and Mr. Engstrom will vest 100% on the third anniversary of the grant date, provided that the grantee is employed by us on such date. For additional information regarding these grants, see the Grants of Plan-Based Awards table and the narrative following such table below.

In December 2011, our board approved additional grants to our named executive officers that were made on January 1, 2012, taking into account advice from Towers Watson, demonstrated performance, our current strategic plan, and the importance to our company of retaining and motivating experienced key officers as we move into the next stage of our life cycle. Messrs. Peters and Engstrom and Mses. Pruitt and Houghton were awarded grants of 150,000, 50,000, 50,000, and 40,000 shares of restricted stock, respectively. Mr. Peters elected to receive a restricted cash award in lieu of 75,000 shares. The restricted shares and the restricted cash award granted to Mr. Peters vested with respect to one-third on the grant date and the remainder will vest in two additional equal installments on each of the first two anniversaries of the grant date, and the restricted shares granted to Mr. Engstrom and Mses. Pruitt and Houghton will vest 100% on the third anniversary of the grant date, in each case provided that the executive is employed by us on such date.

Severance Benefits.    We believe that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the named executive officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a named executive officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices. As described in more detail under “Potential Payments Upon Termination or Change in Control” below, the named executive officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without cause or by the executive for good reason.

Compensation-Related Risk.    The risk management committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external exposures. Through this process of review, we have concluded that our compensation policies are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of our board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the above Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement on Schedule 14A filed in connection with our 2012 annual meeting of stockholders.

This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

Gary T. Wescombe, Chair

W. Bradley Blair, II

Maurice J. DeWald

Warren D. Fix

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

Summary Compensation Table

The summary compensation table below reflects the total compensation earned by our named executive officers for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(7)	Total ($)
Scott D. Peters	2011	750,000	1,200,000	1,600,000	1,041,667	(6)	302,678	4,894,345
Chief Executive Officer,	2010	655,208	1,500,000	1,100,000	325,000	(6)	217,045	3,797,253
President and Chairman of the Board (Principal Executive Officer)	2009	504,753	1,200,000	750,000	375,000	(6)	67,623	2,897,376
Kellie S. Pruitt(1)	2011	300,000	200,000	800,000	—		123,342	1,423,342
Chief Financial Officer,	2010	207,937	225,000	500,000	—		40,594	973,531
Secretary and Treasurer (Principal Financial Officer)	2009	168,942	125,000	250,000	—		3,022	546,964
Mark D. Engstrom(2)	2011	300,000	200,000	800,000	—		125,162	1,425,162
Executive Vice President —	2010	275,000	275,000	500,000	—		41,877	1,091,877
Acquisitions	2009	252,403	110,000	400,000	—		26,589	788,992
Amanda L. Houghton(3)
Executive Vice President —	2011	165,000	75,000	50,000	—		22,679	312,679
Asset Management

(1)	Ms. Pruitt was appointed as Chief Accounting Officer in January 2009, as Treasurer in April 2009, as Secretary in July 2009, and was promoted to Chief Financial Officer in May 2010.

(2)	Mr. Engstrom was appointed as Executive Vice President — Acquisitions in July 2009.

(3)	Ms. Houghton was appointed as Executive Vice President — Asset Management in December 2011. Ms. Houghton was not a named executive officer in either 2010 or 2009.

(4)	Reflects the annual cash bonuses earned by our named executive officers for the applicable year.

(5)	Reflects the aggregate grant date fair value of awards granted to the named executive officers in the reported year, determined in accordance with Financial Accounting Standards Board Accounting Standard Codification 718 Stock Compensation (“ASC 718”). For information regarding the grant date fair value of awards of unrestricted stock, restricted stock and restricted stock units, see Note 14, Stockholders’ Equity, of the Company’s financial statements filed with the SEC as part of the Annual Report on Form 10-K for the year ended December 31, 2011. This column does not include any amount for awards that Mr. Peters elected to receive in the form of cash as described in note (6) below.

(6)	As described in the “Compensation Discussion and Analysis” above, Mr. Peters has had the opportunity to elect to receive restricted cash awards in lieu of grants of restricted shares.

For 2011, reflects five restricted cash awards that Mr. Peters’ elected to receive in lieu of a grant of restricted shares. Under one award, $250,000 was fully-vested on the date of grant and $750,000 remains subject to vesting. Under the second award, $300,000 was fully-vested on the date of grant and $300,000 remains subject to vesting. Under the third award, $166,667 vested from a prior award and $333,333 remains unvested at December 31, 2011. Under the fourth and fifth awards, $125,000 and $200,000, respectively, vested from previous grants, with $125,000 and $200,000 outstanding, respectively, at December 31, 2011.

For 2010, reflects three restricted cash awards that Mr. Peters’ elected to receive in lieu of a grant of restricted shares. Under one award, $200,000 was fully-vested on the date of grant and $400,000 remained subject to vesting, which $200,000 vested in 2011 as noted above, and $200,000 remains unvested at

December 31, 2011. Under the second award, $500,000 remained subject to vesting at the time of grant, which vested $166,667 in 2011 and $333,333 remains unvested at December 31, 2011. Under the third award, $125,000 vested from a previous grant, see further information above for remaining balance at December 31, 2011.

For 2009, reflects two restricted cash awards that Mr. Peters elected to receive in lieu of a grant of restricted shares. Under one award, $125,000 was fully-vested on the date of grant and $375,000 remained subject to vesting, which $125,000 vested as noted above in 2010 and 2011, respectively, and $125,000 remains unvested as of December 31, 2011. Under the second award, $250,000 fully vested at issuance. See the Grants of Plan-Based Awards table and the narrative following the Grants of Plan-Based Awards table for additional information regarding this award.

(7)	Amounts in this column for 2011 include: (1) payments for 100% of the premiums of healthcare coverage under our group health plan for each of the named executive officers in the following amounts: Mr. Peters, $24,617; Ms. Pruitt, $24,617; Mr. Engstrom, $24,617, and Ms. Houghton, $5,437; (2) distributions on stock awards in the following amounts: Mr. Peters, $260,725; Ms. Pruitt, $88,906; Mr. Engstrom, $89,007; Ms. Houghton, $17,242; and (3) payment for unused earned vacation benefit in the following amounts: Mr. Peters, $17,336; Ms. Pruitt, $9,819; Mr. Engstrom, $11,538; and Ms. Houghton, $0. Such amounts reflect the aggregate cost to us of providing the benefit.

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to our named executive officers for the year ended December 31, 2011. All awards were granted pursuant to the NNN Healthcare/Office REIT, Inc. 2006 Incentive Plan, or, as amended from time to time, including by the Amended and Restated 2006 Incentive Plan, the 2006 Incentive Plan. The narrative following the Grants of Plan-Based Awards table provides additional information regarding the awards reflected in this table.

Grants of Plan-Based Awards Table in Fiscal Year 2011

		Estimated Future Payouts under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Scott D. Peters	1/3/2011		1,000,000
	7/1/2011		600,000
	1/3/2011				100,000	(2)	1,000,000
	7/1/2011				60,000	(3)	600,000
Kellie S. Pruitt	1/3/2011				80,000	(4)	800,000
Mark D. Engstrom	1/3/2011				80,000	(4)	800,000
Amanda L. Houghton	1/3/2011				5,000	(5)	50,000

(1)	Reflects restricted cash awards. There is no threshold, target or maximum payable pursuant to this award; instead, the award vests based on Mr. Peters’ continued service with us. See the narrative following this table for additional information regarding the 2011 restricted cash award(s).

(2)	Reflects a grant of 100,000 restricted shares of our common stock.

(3)	Reflects a grant of 60,000 restricted shares of our common stock.

(4)	Reflect grants of 80,000 restricted shares of our common stock.

(5)	Reflects a grant of 5,000 restricted shares of our common stock.

Material Terms of 2011 Compensation

We are party to an employment agreement with each of Messrs. Peters and Engstrom and Mses. Pruitt and Houghton. The material terms of the employment agreements are described below.

Term.    Mr. Peters’ employment agreement is for an initial term of four and one-half years, ending on December 31, 2013. Beginning on that date, and on each anniversary thereafter, the term of the agreement automatically will extend for additional one-year periods unless either party gives prior notice of non-renewal. Mr. Engstrom’s and Ms. Pruitt’s employment agreement each had an initial term of two years, ending on June 30, 2011. The Compensation Committee has exercised its right to extend the employment agreements of Mr. Engstrom and Ms. Pruitt for a period of one year, ending on June 30, 2012. Ms. Houghton’s employment agreement has an initial term of two years, ending on March 24, 2013.

Base Salary and Benefits.    The agreements provided for the following initial annual base salaries: Mr. Peters, $500,000; Mr. Engstrom, $275,000; Ms. Pruitt, $180,000; and Ms. Houghton, $165,000. All salaries may be adjusted from year to year in the sole discretion of the compensation committee, provided that Mr. Peters’ base salary may not be reduced. In May 2010, the Compensation Committee increased Mr. Peters’ annual base salary from $500,000 to $750,000 and increased Ms. Pruitt’s annual base salary from $180,000 to $225,000. In December 2010, the Compensation Committee increased both Ms. Pruitt’s and Mr. Engstrom’s salaries to $300,000. The agreements provide that each of the executives will be eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year. Mr. Peters’ initial maximum bonus is 200% of base salary. Mr. Engstrom’s initial target bonus is 100% of base salary. In May 2010, the Compensation Committee increased Ms. Pruitt’s target bonus from 60% to 100% of her base salary. Ms. Houghton’s target bonus is 50% of base salary. Each executive is entitled to all employee benefits and perquisites made available to our senior executives, provided that we will pay 100% of the premiums for each executive’s healthcare coverage under our group health plan.

Equity Grants.    Pursuant to the terms of his employment agreement, Mr. Peters is entitled to receive additional restricted stock grants on each of July 1, 2010, July 1, 2011 and July 1, 2012 (the first three anniversaries of the effective date of the agreement), which restricted shares will vest in equal installments on the grant date and on each anniversary of the grant date during the balance of the term of the employment agreement, provided he is employed by us on each such vesting date. Mr. Peters may in his sole discretion elect to receive a restricted cash award in lieu of up to one-half of each grant of restricted shares, which restricted cash award will be equal to the stated value of the foregone restricted shares and will be subject to the same restrictions and vesting schedule as the foregone restricted shares. On May 20, 2010, the Compensation Committee approved an amendment to Mr. Peters’ employment agreement to (i) increase the number of restricted shares Mr. Peters will receive on each of the first three anniversaries of the effective date of his employment agreement from 100,000 to 120,000; and (ii) provide that we will pay interest at the distribution rate we pay on our shares of common stock (currently 7.25%) on Mr. Peters’ outstanding restricted cash award and any future restricted cash award(s) granted to Mr. Peters upon his election. Accordingly, on July 1, 2011, Mr. Peters received 60,000 restricted shares and a restricted cash award equal to $600,000, the stated value of the foregone restricted shares on the date of grant.

Pursuant to the employee retention plan described in the Compensation Discussion and Analysis, on January 3, 2011, Mr. Peters, Ms. Pruitt, Mr. Engstrom, and Ms. Houghton were awarded grants of 200,000, 80,000, 80,000, and 5,000 shares of restricted stock, respectively. Mr. Peters elected to receive a restricted cash award in lieu of 100,000 shares. The restricted shares and the restricted cash award granted to Mr. Peters vested 25% upon grant and the remaining shares and cash award will vest in three equal installments on each anniversary of the grant date, provided that he is employed by us on each such date. The shares granted to Ms. Pruitt, Mr. Engstrom, and Ms. Houghton will vest 100% on the third anniversary of the grant date, provided that the executive is employed by us on such date. All shares have been granted pursuant to our 2006 Incentive Plan. The restricted shares will become immediately vested upon the earlier occurrence of (1) the executive’s termination of employment by reason of his or her death or disability, (2) a change in control (as defined in the 2006 Incentive Plan) or (3) the executive’s termination of employment by us without cause or by the executive for good reason (as such terms are defined in the executive officers’ respective employment agreements).

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of our 2006 Incentive Plan. The 2006 Incentive Plan is administered by our Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. For more information on the 2006 Incentive Plan, please see “Equity Compensation Plan Information” below.

Severance.    Each of the employment agreements also specifies the payments and benefits to which Messrs. Peters and Engstrom and Mses. Pruitt and Houghton are entitled upon a termination of employment for specified reasons. See “Potential Payments Upon Termination or Change in Control” for a description of these benefits.

Outstanding Equity Awards

The following table presents information concerning outstanding equity awards held by our named executive officers as of December 31, 2011. Our named executive officers do not hold any option awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
Scott D. Peters	12,500	(1)	125,000
	20,000	(1)	200,000
	33,333	(2)	333,330
	30,000	(1)	300,000
	75,000	(3)	750,000
Kellie S. Pruitt	8,333	(4)	83,330
	50,000	(5)	500,000
	80,000	(7)	800,000
Mark D. Engstrom	13,333	(6)	133,330
	50,000	(5)	500,000
	80,000	(7)	800,000
Amanda L. Houghton	20,000	(8)	200,000
	5,000	(7)	50,000

(1)	Reflects restricted shares of our common stock, which vest and become non-forfeitable on July 1, 2012, provided Mr. Peters is employed by us on such vesting date.

(2)	Reflects restricted shares of our common stock, which vest and become non-forfeitable in equal installments on each of May 24, 2012 and May 24, 2013, provided Mr. Peters is employed by us on each such vesting date.

(3)	Reflects restricted shares of our common stock, which vest and become non-forfeitable in equal installments on each of January 3, 2012, January 3, 2013, and January 3, 2014, provided Mr. Peters is employed by us on each such vesting date.

(4)	Reflects restricted stock units, which vest and become non-forfeitable on July 30, 2012, provided Ms. Pruitt is employed by us on such vesting date.

(5)	Reflects restricted shares of our common stock, which vest and become non-forfeitable on May 24, 2013, the third anniversary of the date of grant, provided the executive is employed by us on such vesting date.

(6)	Reflects restricted stock units, which vest and become non-forfeitable on August 31, 2012, provided Mr. Engstrom is employed by us on each such vesting date.

(7)	Reflects restricted shares of our common stock, which vest and become non-forfeitable on January 3, 2014, the third anniversary of the date of grant, provided the executive is employed by us on such vesting date.

(8)	Reflects restricted shares of our common stock, which vest and become non-forfeitable on December 15, 2013, the third anniversary of the date of grant, provided the executive is employed by us on such vesting date.

(9)	Calculated using the per share price of shares of our common stock as of the close of business on December 31, 2011, based upon the price per share offered in our initial and follow-on public offerings ($10).

Option Exercises and Stock Vested

The following table shows the number of shares acquired and the value realized upon vesting of stock awards for each of the named executive officers during 2011. Our named executive officers do not hold any option awards.

Stock Vested in Fiscal Year 2011

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(9)
Scott D. Peters	13,334	(1)	133,340
	12,500	(2)	125,000
	20,000	(3)	200,000
	25,000	(4)	250,000
	16,667	(5)	166,670
	30,000	(6)	300,000
Kellie S. Pruitt	8,333	(7)	83,330
Mark D. Engstrom	13,333	(8)	133,330
Amanda L. Houghton	—		—

(1)	Reflects shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on November 14, 2008.

(2)	Reflects shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on July 1, 2009.

(3)	Reflects shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on July 1, 2010.

(4)	Reflects shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on January 3, 2011.

(5)	Reflect shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on May 24, 2010.

(6)	Reflects shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on July 1, 2011.

(7)	Reflects restricted stock units that vested and converted to shares of our common stock pursuant to the terms of Ms. Pruitt’s restricted stock unit grant on July 30, 2009.

(8)	Reflects restricted stock units that vested and converted to shares of our common stock pursuant to the terms of Mr. Engstrom’s restricted stock unit grant on August 31, 2009.

(9)	The value realized was based upon the price per share of our common stock offered in our initial and follow-on public offerings ($10).

Potential Payments Upon Termination or Change in Control

Summary of Potential Payments Upon Termination of Employment.    As mentioned above, we are party to an employment agreement with each of our named executive officers, which provide benefits to the executive in the event of his or her termination of employment under certain conditions. The amount of the benefits varies depending on the reason for the termination. Following is a description of the benefits provided under each executive’s employment agreement as in effect on December 31, 2011.

Termination without Cause; Resignation for Good Reason.    If we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the employment agreement), the executive will be entitled to the following benefits:

•

in the case of Mr. Peters, a lump sum severance payment equal to (a) the sum of (1) three times his then-current base salary plus (2) an amount equal to the average of the annual bonuses earned prior to the termination date, multiplied by (b) (1) if the date of termination occurs during the initial term, the greater of one, or the number of full calendar months remaining in the initial term, divided by 12, or (2) if the date of termination occurs during a renewal term after December 31, 2013, one; provided that in no event may the severance benefit be less than $3,000,000;

•	in the case of Mr. Engstrom and Ms. Pruitt, a lump sum severance payment equal to two times his or her then-current base salary;

•	in the case of Ms. Houghton, a lump sum severance payment equal to one year of her then-current base salary;

•	continued healthcare coverage under COBRA for 18 months, in the case of Mr. Peters, or six months, in the case of Mr. Engstrom and Ms. Pruitt with all premiums paid by us; and

•

immediate vesting of Mr. Peters’ shares of restricted stock and restricted cash award(s), Mr. Engstrom’s and Ms. Pruitt’s restricted stock and restricted stock units and Ms. Houghton’s restricted stock.

Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to continued healthcare coverage under COBRA, with all premiums paid by us, for 18 months, in the case of Mr. Peters, or six months, in the case of Mr. Engstrom and Ms. Pruitt. In addition, Mr. Peters’ shares of restricted stock and restricted cash award(s) and Mr. Engstrom’s, Ms. Pruitt’s, and Ms. Houghton’s restricted stock and restricted stock units will become immediately vested.

Death.    In the event of a termination due to death, Mr. Peters’ shares of restricted stock and restricted cash award(s) and Mr. Engstrom’s, Ms. Pruitt’s, and Ms. Houghton’s restricted stock and restricted stock units will become immediately vested.

Non-Compete Agreement.    Each of our named executive officers entered into a non-compete and non-solicitation agreement with us. These agreements generally require the executives to refrain from competing with us within the United States and soliciting our customers, vendors, or employees during employment through the occurrence of a liquidity event. The agreements also limit the executives’ ability to disclose or use any of our confidential business information or practices.

The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 31, 2011 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2011, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)		Death ($)	Disability ($)
Scott D. Peters
Cash Severance	—	7,100,000	(1)	—	—
Benefit Continuation(2)	—	25,561		—	25,561
Value of Unvested Equity Awards(3)	—	1,708,330		1,708,330	1,708,330
Value of Unvested Restricted Cash Awards(4)	—	1,708,333		1,708,333	1,708,333

TOTAL	—	10,542,224		3,416,663	3,442,224

Kellie S. Pruitt
Cash Severance	—	600,000	(5)	—	—
Benefit Continuation(2)	—	8,520		—	8,520
Value of Unvested Equity Awards(3)	—	1,383,330		1,383,330	1,383,330

TOTAL	—	1,991,850		1,383,330	1,391,850

Mark D. Engstrom
Cash Severance	—	600,000	(5)	—	—
Benefit Continuation(2)	—	8,520		—	8,520
Value of Unvested Equity Awards(3)	—	1,433,330		1,433,330	1,433,330

TOTAL	—	2,041,850		1,433,330	1,441,850

Amanda L. Houghton
Cash Severance	—	165,000	(6)	—	—
Value of Unvested Equity Awards(3)	—	250,000		250,000	250,000

TOTAL	—	415,000		250,000	250,000

(1)	Represents a lump sum cash severance payment calculated using the following formula (as discussed above): (a) the sum of (1) three times his then-current base salary plus (2) an amount equal to the average of the annual bonuses earned prior to the termination date, multiplied by (b) two (which represents the number of full calendar months remaining in the initial term of Mr. Peters’ employment agreement (24), divided by 12.

(2)	Represents company-paid COBRA for medical, dental and vision coverage based on 2011 rates for 18 months, in the case of Mr. Peters, or six months, in the case of Mr. Engstrom and Ms. Pruitt.

(3)

Represents the value of unvested equity awards that vest upon the designated event. Pursuant to the 2006 Incentive Plan, equity awards generally vest upon the executive’s termination of service with us due to death or disability or upon the executive’s termination by us without cause or the executive’s resignation for good reason within one year after a change in control. Awards of restricted stock and restricted stock units are valued as of year-end 2011 based upon the stated value of our common stock on December 31, 2011, the last day in our 2011 fiscal year ($10).

(4)	Represents the value of Mr. Peters’ unvested restricted cash awards.

(5)	Represents a lump sum cash severance payment equal to two times the executive’s then-current base salary.

(6)	Represents a lump sum cash severance payment equal to the executive’s then-current base salary.

Summary of Potential Payments upon a Change in Control.    Pursuant to the 2006 Incentive Plan, equity awards, and Mr. Peters’ restricted cash awards, generally vest upon the occurrence of a change in control of our company (as defined in the plan), except that awards granted under the plan after February 24, 2011 will vest on a change in control only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder’s employment is terminated by us without cause or by the holder for good reason within one year after the change in control. See the “Value of Unvested Equity Awards” and, for Mr. Peters, the “Value of Unvested Restricted Cash Awards” rows of the table above and the corresponding footnotes for the value of each executive’s outstanding equity awards that may have vested in connection with a change in control of us as of December 31, 2011.

Total ($)
Scott D. Peters
Value of Unvested Equity Awards(1)	1,708,330
Value of Unvested Restricted Cash Awards(2)	1,708,333

TOTAL	3,416,663

Kellie S. Pruitt
Value of Unvested Equity Awards(1)	1,383,330

TOTAL	1,383,330

Mark D. Engstrom
Value of Unvested Equity Awards(1)	1,433,330

TOTAL	1,433,330

Amanda L. Houghton
Value of Unvested Equity Awards(1)	250,000

TOTAL	250,000

(1)	Represents the value of unvested awards of restricted stock and restricted stock units, as applicable, which are valued as of year-end 2011 based upon the stated value of our common stock on December 31, 2011, the last day in our 2011 fiscal year ($10).

(2)	Represents the value of unvested restricted cash awards.

Compensation Risk Assessment

The risk management committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external exposures. Through its continuous process of review, we have concluded that our compensation policies are not reasonably likely to have a material adverse effect on us.

Director Compensation

Our independent directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our 2006 Incentive Plan, as amended. In 2010, the Compensation Committee reviewed the compensation payable to our independent directors. In conducting this review, the Compensation Committee took into account, among other things, the substantial time and effort required of our directors, the value to our company of retaining experienced directors with a history at our company, and our overall financial strength and growth, as well as the results of a 2008 NAREIT survey regarding director compensation and a 2009 report from Towers Watson. On May 20, 2010, based upon the recommendation of the compensation committee, our board approved certain amendments to our independent director compensation plan, each of which is described below:

Annual Retainer.     Our independent directors receive an annual retainer of $50,000.

Annual Retainer, Committee Chairman.     The chairman of the audit committee receives an annual retainer of $15,000, and the chairman of each of the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Risk Management Committee receive an annual retainer of $12,500. These retainers are in addition to the annual retainer payable to all independent board members for Board service.

Meeting Fees.     Our independent directors receive $1,500 for each Board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone. An additional $1,000 is paid to the committee chair for each committee meeting attended in person or by telephone. If a Board meeting is held on the same day as a committee meeting, the independent directors will receive a fee for each meeting attended.

Equity Compensation.     Upon initial election to our Board of Directors, an independent director receives an award of 5,000 restricted shares of our common stock. Upon his or her re-election to the board at an annual meeting of our stockholders, an independent director receives an award of 7,500 restricted shares. The awards of restricted stock granted to our independent directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.

Expense Reimbursement.     We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors.

Independent directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a director. The compensation paid to Mr. Peters is presented above under “Executive Compensation.”

The following table sets forth the compensation earned by our independent directors for the year ended December 31, 2011.

Director Compensation Table for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
W. Bradley Blair, II	125,500	75,000	200,500
Maurice J. DeWald	123,500	75,000	198,500
Warren D. Fix	122,500	75,000	197,500
Larry L. Mathis	118,500	75,000	193,500
Gary T. Wescombe	124,000	75,000	199,000

(1)	Reflects the aggregate grant date fair value of restricted stock awards granted to the directors in 2011, determined in accordance with ASC 718. For information regarding the grant date fair value of awards of unrestricted stock, restricted stock and restricted stock units, see Note 14, Stockholders’ Equity, of the Company’s financial statements filed with the SEC as part of the Annual Report on Form 10-K for the year ended December 31, 2011. On November 9, 2011, each of the independent directors received 7,500 shares of restricted stock. As of December 31, 2011, each of the independent Directors had 13,000 unvested shares of restricted common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix and Gary T. Wescombe, all of whom are independent directors, served on our Compensation Committee. None of them was an officer or employee of our company in 2011 or any time prior thereto. During 2011, none of the members of the Compensation Committee had any relationship with our company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of another entity, one of whose executive officer(s) served as a member of our board of directors or our Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of December 31, 2011 about the common stock that may be issued under the 2006 Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	21,666	—	904,000
Equity compensation plans not approved by security holders(1)	—	—	8,000,000

Total	21,666	—	8,904,000

(1)	The 2006 Incentive Plan was initially approved by our stockholders. In February 2011, our board of directors approved an increase in the shares that may be issued under the plan from 2,000,000 to 10,000,000. This increase was not approved by stockholders. Accordingly, the shares under the 2006 Incentive Plan that were approved by stockholders are reflected in the table above under “Equity compensation plans approved by security holders,” and the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”

(2)	Includes shares issuable pursuant to conversion of restricted stock units. Does not include 594,834 outstanding restricted shares granted under the 2006 Incentive Plan.

Amended and Restated 2006 Incentive Plan and Independent Directors Compensation Plan

We have adopted the 2006 Incentive Plan, which we use to attract and retain qualified independent directors, employees, officers and consultants providing services to us who are considered essential to our long-term success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock.

The 2006 Incentive Plan provides for the granting of awards to participants in the following forms to those independent directors, employees, and consultants selected by the plan administrator for participation in the 2006 Incentive Plan:

•	options to purchase shares of our common stock;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted stock, which is subject to restrictions on transferability and other restrictions set by the committee;

•	restricted stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of our common stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants and units of our operating partnership.

Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of our common stock on the date of the grant. Any shares issued under the incentive stock plan will be subject to the ownership limits contained in our charter.

Our board of directors or a committee of its independent directors administers the 2006 Incentive Plan, with sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our qualification as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter.

The maximum number of shares of our common stock that may be issued upon the exercise or grant of an award under the 2006 Incentive Plan is 10,000,000. In the event of a nonreciprocal corporate transaction that causes the per share value of our common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the incentive stock plan will be adjusted proportionately. Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Incentive Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2006 Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2006 Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2006 Incentive Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.)

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability (as defined in the plan) for grants made prior to February 24, 2011, (i) all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of (a) a change in control of the company (as defined in the plan) for grants made prior to February 24, 2011 or (b) upon a change in control of the company (as defined in the plan), for grants made on or after February 24, 2011, in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our board of directors: (i) all outstanding options and stock appreciation rights and other outstanding awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and (iii) the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control. In addition, for grants made on or after February 24, 2011, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan), then: (i) all of that participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and (iii) the payout level under all of that participant’s performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.

The 2006 Incentive Plan will automatically expire on the tenth anniversary of the date on which it is adopted, unless extended or earlier terminated by the board of directors. The board of directors may terminate the plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The board of directors may amend the plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the board, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The board may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and certain other executive officers, although there is an exemption for “performance-based compensation” that meets certain requirements under Section 162(m). Awards granted under the plan currently would not satisfy these requirements. In order for awards granted under the plan to be exempt, the 2006 Incentive Plan must be amended to comply with the exemption conditions and be resubmitted for approval by our stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Conflicts of Interest

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act in the best interest of our stockholders. However, we cannot assure you that the independent directors will be able to eliminate or reduce the risks related to these conflicts of interest. Some of these conflicts of interest and restrictions and procedures we have adopted to address these conflicts are described below.

Interests in Our Investments

We are permitted to make or acquire investments in which our directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.

Related Person Transactions

In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•

We will not purchase or lease any asset (including any property) in which any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•

We will not sell or lease assets to any of our directors or officers or any of their affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•

We will not make any loans to any of our directors or officers or any of their affiliates (other than loans to our wholly owned subsidiaries). In addition, any loans made to us by our directors or officers or any of their affiliates must be approved by a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•

We will not invest in any joint ventures with any of our directors or any of their affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint ventures.

Our board of directors recognizes that transactions between us and any of our directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and our stockholders. Therefore, as a general matter and consistent with our charter and code of ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our board of directors has adopted a Related Person Transactions Policy which provides that the nominating and corporate governance committee of our board of directors will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our nominating and corporate governance committee for their review. Our nominating and corporate governance committee will only approve or ratify such related person transactions that are (i) in, or are not inconsistent with, the best interests of us and our stockholders, as the nominating and corporate governance committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and (iii) approved or ratified by a majority of the disinterested members of the nominating and corporate governance committee.

In making such a determination, the nominating and corporate governance committee is required to consider all of the relevant and material facts and circumstances available to it including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the nominating and corporate governance committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director’s immediate family members are related persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 31, 2012, the number and percentage of shares of common stock beneficially owned by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) any person known to us to be the beneficial owner of more than 5% of our outstanding stock. The percent of common stock is based on 230,260,383 shares of our common stock outstanding as of March 31, 2012. As of March 31, 2012, we had 58,879 stockholders of record.

Name of Beneficial Owners(1)	Number of Shares Beneficially Owned(2)	Percentage
Scott D. Peters	655,833	*
Kellie S. Pruitt	193,195	*
Mark D. Engstrom	203,814	*
Amanda L. Houghton	65,000	*
W. Bradley Blair, II	30,000	*
Maurice J. DeWald	30,000	*
Warren D. Fix	36,501	*
Larry L. Mathis	35,525	*
Gary T. Wescombe	30,000	*

Directors and executive officers as a group (9 persons)	1,279,868	*

*	Represents less than 1.0% of our outstanding common stock.

(1)	The address of each of the persons listed above is c/o Healthcare Trust of America, Inc., The Promenade, 16435 North Scottsdale Road, Suite 320, Scottsdale, Arizona 85254.

Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10.0% of a registered security of the company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2011 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2011.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP, or Deloitte, to be our independent registered public accounting firm for the fiscal year ending December 31, 2012. A representative of Deloitte is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.

Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;

AUDIT AND NON-AUDIT FEES

Deloitte has served as our independent auditors since April 24, 2006 and audited our consolidated financial statements for the years ended December 31, 2011, 2010, 2009, 2008 and 2007.

The following table lists the fees for services billed by our independent auditors for 2011 and 2010:

Services	2011	2010
Audit Fees(1)	$1,469,000	$1,496,000
Audit related fees(2)	—	—
Tax fees(3)	395,000	284,000
All other fees	—	—

Total	$1,864,000	$1,780,000

(1)	Audit fees billed in 2011 and 2010 consisted of the audit of our annual consolidated financial statements, a review of our quarterly consolidated financial statements, and statutory and regulatory audits, consents and other services related to filings with the SEC, including filings related to our offerings.

(2)	Audit related fees consist of financial accounting and reporting consultations.

(3)	Tax services consist of tax compliance and tax planning and advice.

Pre-Approval Policies

The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chairperson of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairperson of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte for the years ended December 31, 2011 and December 31, 2010 were pre-approved in accordance with the policies and procedures described above.

Auditor Independence

The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2011 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.

The Audit Committee reviewed with Deloitte & Touche, LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from the independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the Securities and Exchange Commission, or the SEC.

The Audit Committee discussed with Deloitte & Touche, LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche, LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 27, 2012. This report is provided by the following independent directors, who constitute the Audit Committee:

Maurice J. DeWald, Chairman

W. Bradley Blair, II

Warren D. Fix

Larry L. Mathis

Gary T. Wescombe

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 was mailed to stockholders on or about April 19, 2012. Our Annual Report on Form 10-K is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of the Code of Ethics, which will be provided without charge, by writing to Healthcare Trust of America, Inc. at The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, www.htareit.com, as necessary.

PROPOSALS FOR 2013 ANNUAL MEETING

Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2013 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than December 31, 2012, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act.

If a stockholder wishes to present a director nomination or other business proposal at the 2013 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than March 10, 2013 and no later than 5:00 p.m., Eastern Time, on April 9, 2013. Any stockholder nominations or proposals not received by us by April 9, 2013, will be considered untimely and, if raised at the 2013 Annual Meeting of Stockholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act.

OTHER MATTERS

We will mail a proxy card together with this proxy statement to all stockholders of record at the close of business on or about May 11, 2012. The only business to come before the annual meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the annual meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

It is important that proxies be returned promptly. Therefore, stockholders are urged to date, sign and return the accompanying proxy card in the accompanying return envelope or by fax to (781) 633-4036 or by telephone by dialing toll-free (866) 977-7699 or by the internet at www.eproxy.com/hta.

HEALTHCARE TRUST OF AMERICA, INC. PO BOX 55046 BOSTON MA 02205-9918 Your Proxy Vote is Important! You can authorize a proxy to cast your vote and otherwise represent you at the 2012 Annual Meeting of Stockholders in one of four ways: Vote by Internet: Authorize your proxy online at www.eproxy.com/hta. Until 5:00 p.m. Mountain Standard Time on July 8, 2012. Vote by Phone: Call our toll free number at 1-866-977-7699, to authorize your proxy until 5:00 p.m. Mountain Standard Time on July 8, 2012. Vote by Mail: Please complete, sign and date this form. Fold and return your entire ballot in the enclosed postage paid return envelope. If Voting by Mail Remember to sign and date form below. Please ensure the address to the right shows through the window of the enclosed postage paid return envelope. HEALTHCARE TRUST OF AMERICA, INC.

ANNUAL MEETING OF STOCKHOLDERS

July 9, 2012 Format 4I 00075-00003-0000-1-7000365312037

PROXY CARD Solicited by the Board of Directors

Please Authorize Your Proxy to Vote by July 8, 2012 The undersigned stockholder of Healthcare Trust of America, Inc., a Maryland corporation, hereby appoints Scott D. Peters and Kellie S. Pruitt, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2012 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. to be held on July 9, 2012 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and any and all postponements and adjournments thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all postponements and adjournments thereof, with all power possessed by the undersigned as if personally present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the annual meeting or any postponement or adjournment thereof, including matters incident to its conduct or a motion to adjourn the meeting to another time and/or place for the purpose of soliciting additional proxies. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 9, 2012: The proxy statement, proxy card and 2011 annual report are available at www.eproxy.com/hta. Format 4I 00075-00003-0000-1-7000365312037 SIGN, DATE and RETURN: When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the company is given written notice to the contrary and furnished with a copy of the instrument or order which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such under signature. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person. Signature Signature Date

The Board of Directors recommends a vote “For All Nominees” in Proposal 1, and “For” Proposal 2. If this proxy is duly executed and returned and no voting instructions are given, such proxy will be voted “For All Nominees” named in Proposal 1, and “For” Proposal 2. Please mark boxes as in the example X Election of Directors – The election of each of the six director nominees listed below to serve until the 2013 annual meeting of stockholders and until their successor are duly elected and qualify. FOR ALL WITHHOLD ALL FOR ALL EXCEPT* Scott D. Peters (2) W. Bradley Blair, II (3) Maurice J. DeWald (4) Warren D. Fix (5) Larry L. Mathis (6) Gary T. Wescombe To withhold authority to vote for any individual No nominee(s) write the number(s) of the nominee(s) in in the box below To consider and vote upon the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 . 2.. 1. FOR AGAINST ABSTAIN Please check box at right if you plan on attending the Annual Meeting of Stockholders on July 9, 2012. You may obtain directions to attend the 2012 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.